Exhibit 99.1

GENERAL GROWTH PROPERTIES ANNOUNCES COMMON SHARE REPURCHASE

Chicago, Illinois, February 10, 2014 — General Growth Properties, Inc. (NYSE: GGP, the “Company”) today announced the acquisition of 27,624,282 of its common shares from affiliates of Pershing Square Capital Management, L.P. (“Pershing Square”) at $20.12 per share for total consideration of approximately $556 million. The Company used available liquidity to fund the repurchase transaction. Pershing Square no longer holds any common shares of the Company.

The transaction reduces the Company’s total diluted common shares outstanding to approximately 937 million shares. Assuming the transaction occurred at the beginning of 2014, the pro forma positive impact on 2014 Company Funds From Operations per diluted common share would have been approximately $0.02 annualized and the impact on GAAP net income per diluted common share is de minimis. The common share repurchase transaction was not included in the Company’s earnings guidance for 2014.

The Company is acquiring the shares at an implied capitalization rate of approximately 6%, which it believes is a discount to current private market valuations for high-quality U.S. retail properties. The capitalization rate is based on the Company’s expectation for 2014 Company Net Operating Income of approximately $2.25 billion, as previously disclosed in its first quarter earnings conference call held on February 4, 2014, and net debt of approximately $18.3 billion as of December 31, 2013.

The transaction was approved by the Company’s Board of Directors and made pursuant to a Stock Purchase Agreement filed today with the Securities and Exchange Commission.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statement are based on reasonable assumption, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to, the Company’s ability to refinance, extend, restructure or repay near and intermediate term debt, its indebtedness, its ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, its liquidity demands, retail and economic conditions. The Company discusses these and other risks and uncertainties in its annual and quarterly periodic reports filed with the Securities and Exchange Commission. The Company may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Investor Contact:

Kevin Berry, VP Investor Relations

kevin.berry@ggp.com

(312) 960-5529

Media Contact:

David Keating, VP Corporate Communications

david.keating@ggp.com

(312) 960-6325

General Growth Properties, Inc.

General Growth Properties, Inc. is an S&P 500 company focused exclusively on owning, managing, leasing, and redeveloping high quality retail properties throughout the United States. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.

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